Exhibit 99.1

FOR IMMEDIATE RELEASE
Metabolix, Inc. 21 Erie Street Cambridge, MA 02139
(617) 583-1700
www.metabolix.com

Investor Relations Contacts:	Media Contact
Anthony Gallo	Brian Ruby
ICR	ICR
(203) 682-8335	(203) 682-8200
ir@metabolix.com	Brian.ruby@icrinc.com

Metabolix Reports Fourth Quarter and Full Year 2008 Financial

Results and Provides Business Update

Cambridge, Massachusetts, March 11, 2009. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months and full year ended December 31, 2008.

The Company reported a net loss of $8.9 million or $0.40 per share for the fourth quarter of 2008 as compared to a net loss of $7.2 million or $0.33 per share for the fourth quarter of 2007.  For the full year 2008 the Company reported a net loss of $36.0 million compared to a net loss of $27.8 million for 2007.  The net loss per share for 2008 was $1.58 compared to a net loss per share of $1.27 for 2007.

The Company’s net cash used for operating activities during the fourth quarter of 2008 was $3.7 million, which compares to net cash used of $3.7 million for the comparable quarter in 2007. Net cash used in operating activities for the full year 2008 was $18.4 million compared to $10.9 million for 2007. Unrestricted cash and short-term investments at December 31, 2008 totaled $91.1 million. The Company has no long-term debt.

FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL OVERVIEW

Metabolix used $3.7 million of cash in operating activities for the fourth quarter 2008, which compares to net cash used of $3.7 million for the comparable quarter in 2007.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities reflects the Company’s activities in sales and marketing development, and research and product development. The Company expects its net cash used in operating activities to increase in future quarters as it expands its operations in advance of the full commercialization of Mirel and for the development of its longer term technology platforms.

The Company received $3.6 million in payments from Archer Daniels Midland Company (ADM) during the fourth quarter of 2008 for reimbursement of pre-commercial manufacturing expenses. Payments from ADM are recorded as long term deferred revenue on the Company’s balance sheet.  For the full year 2008 the Company received payments from ADM recorded as deferred revenue of $9.3 million compared to $9.9 million in 2007.

Total revenue in the quarter was $0.4 million, which included revenue recognized from delivery of Mirel sample product and government research grants. This compared to $0.9 million in the same period of 2007.  For the full year 2008 the Company generated revenue of $1.6 million, primarily in the form of grant revenue.  For the full year 2007 revenue was $1.7 million.  The slight year over year decrease in revenue was attributed to less license fee and royalty revenue in 2008 compared to 2007, partially offset by higher grant revenue in 2008.

For the three months ended December 31, 2008, total operating expenses were $9.7 million as compared to $9.5 million for the comparable quarter in 2007.  Operating expenses for the full year 2008 were $40.4 million compared to $35.5 million for 2007.  The majority of the year over year increase in expenses relates to more spending on research and development.  Research and development expenses were $24.7 million for 2008 compared to $19.9 million for 2007.

Research and development expenses were $6.2 million for the quarter ended December 31, 2008, up from $5.4 million for the comparable quarter in 2007.  The increase during the quarter and for the full year was primarily the result of continued expansion of product development activities associated with developing new product grades and formulations for prospective customers, and increases in research and development personnel for polymer science and engineering primarily to support the Company’s collaborative agreement with ADM.

Selling, general and administrative expenses were $3.6 million for the three months ended December 31, 2008 as compared to $4.1 million for the comparable quarter in 2007. The change was primarily due to lower accounting and audit fees during the Company’s second year of Sarbanes-Oxley compliance and lower stock compensation expense.  For the full year, selling, general and administrative expenses were $15.8 million compared to $15.6 million in 2007.  Included in selling, general and administrative expense are non-cash stock-based compensations expenses of $4.4 million for 2008 and $4.6 million for 2007.

BUSINESS UPDATE

Construction of Commercial Manufacturing Facility

Metabolix is commercializing Mirel™ through its joint venture with ADM known as Telles.  ADM is responsible for construction of the commercial manufacturing facility located in Clinton, Iowa. ADM is conducting a detailed review of the project to improve productivity and better optimize remaining costs.  This review is still ongoing with conclusions expected in late April.  Earlier guidance indicated start-up of the plant in Q2 of 2009.   Based on input from ADM, Metabolix is now anticipating start of production to be in the second half of calendar 2009.

Rick Eno, CEO Metabolix, stated, “Notwithstanding this modest delay, we believe that customer demand for Mirel remains strong and remain extremely confident of the tremendous long term opportunity for the product. The unique properties of Mirel, particularly, its bio-based sourcing and biodegradability, provide our customers with an environmentally responsible alternative to a wide variety of traditional plastics. We are also very pleased with the pace of our team’s technology advances across our Mirel and other platforms and are excited about the resultant potential for Metabolix.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, March 11, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-888-221-3881 or 1-913-312-0852 (international). The passcode is 6645252. The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-888-203-1112 or 1-719-457-0820 for international callers and enter passcode 6645252. The replay will be available beginning at 7:30 p.m. (Eastern Time) on March 11, 2009 and will remain available through 11:59 PM (Eastern Time) on March 18, 2009. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum-based plastics. Mirel is suitable for injection molding, extrusion coating, cast film and sheet, blown film and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum-based plastics.

For more information, please visit www.metabolix.com.

(MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, timing of commencement of commercial production of Mirel™ bioplastics, commercial viability of Mirel, the commercially produced Mirel material, future financial performance and position, and management’s strategy, plans and objectives for future operations, product development, and research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, its ability to obtain required regulatory approvals, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, chemicals and energy and with other biobased products, its ability to generate future revenues, the success of its research and development programs, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2008 and its 10-K for the year ended December 31, 2008, which is expected to filed on or about March 12, 2009.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Research and development revenue	$123	$74	$229	$147
License fee and royalty revenue from related parties	25	525	120	657
Grant revenue	251	288	1,206	879
Total revenue	399	887	1,555	1,683
Operating expenses:
Research and development expenses, including cost of revenue	6,154	5,372	24,667	19,901
Selling, general, and administrative expenses	3,587	4,133	15,780	15,598
Total operating expenses	9,741	9,505	40,447	35,499

Loss from operations	(9,342)	(8,618)	(38,892)	(33,816)

Other income:
Interest income, net	438	1,395	2,887	5,941

Net loss	$(8,904)	$(7,223)	$(36,005)	$(27,875)

Net loss per share:
Basic and Diluted	$(0.40)	$(0.33)	$(1.58)	$(1.27)

Number of shares used in per share calculations:
Basic and Diluted	22,967,041	22,499,241	22,839,913	21,997,397

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	December 31, 2008	December 31, 2007
Assets

Cash and cash equivalents and short-term investments	$91,096	$109,326
Other current assets	745	2,220
Restricted cash	593	498
Property and equipment, net	4,388	6,890
Other assets	124	70
Total assets	$96,946	$119,004

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$4,445	$4,494
Other current liabilities	165	165
Long-term deferred revenue	32,440	24,180
Other long-term liabilities	805	963
Total liabilities	37,855	29,802
Total stockholders’ equity	59,091	89,202
Total liabilities and stockholders’ equity	$96,946	$119,004

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(36,005)	$(27,875)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	3,731	1,451
Charge for 401(k) company common stock match	400	276
Stock-based compensation	4,439	4,559
Changes in operating assets and liabilities:
Other operating assets and liabilities	(346)	820
Deferred revenue	9,389	9,869
Net cash used in operating activities	(18,392)	(10,900)

Cash flows from investing activities
Purchase of property and equipment	(794)	(4,662)
Changes in restricted cash	(95)	—
Purchase of short-term investments	(132,826)	(190,862)
Proceeds from sale and maturity of short-term investments	154,804	201,328
Net cash provided by investing activities	21,089	5,804

Cash flows from financing activities
Proceeds from exercise of options and warrants	811	2,600
Net cash provided by financing activities	811	2,600

Net increase (decrease) in cash and cash equivalents	3,508	(2,496)
Cash and cash equivalents at beginning of period	22,686	25,182
Cash and cash equivalents at end of period	$26,194	$22,686

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